EXHIBIT 11




                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


                                                 Years Ended December 31,
                                                 ------------------------
                                            2000           1999          1998
                                        -----------    -----------   -----------
 Numerator:
     Net Income                         $ 3,249,919    $ 3,043,129   $ 2,602,165
                                        ===========    ===========   ===========

 Denominator:
     Denominator for basic earnings
         per share -- weighted average
         common shares outstanding          880,423        897,811       854,430

     Effect of dilutive securities:
         Officer stock option plan                -              -             -
                                        -----------    -----------   -----------
     Denominator for diluted earnings
         per share -- weighted average
         common shares outstanding and
         assumed conversions                880,423        897,811       854,430
                                        ===========    ===========   ===========

 Basic earnings per share               $      3.69    $      3.39   $      3.05
                                        ===========    ===========   ===========

 Diluted earnings per share             $      3.69    $      3.39   $      3.05
                                        ===========    ===========   ===========


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